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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 7, 2003 divine, inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-30043 (Commission File Number)	36-4301991 (IRS Employer Identification No.)
1301 N. Elston Avenue Chicago, Illinois 60622 (Address of principal executive offices) (Zip Code)
Registrant's telephone number, including area code: (773) 394-6600
N/A (Former name or former address, if changed since last report)

Item 5.    Other Events.

RoweCom Inc.

        On January 27, 2003, divine, inc. ("divine") announced that its wholly owned subsidiary, RoweCom Inc. ("RoweCom"), has signed a letter of intent for the sale of its business with EBSCO Industries, Inc. ("EBSCO"). This agreement supercedes the original letter of intent announced on December 20, 2002, and includes RoweCom's entire global operations. While a steering committee composed of several publishers and RoweCom customers has endorsed the transaction, it is contingent on the negotiation of a definitive agreement, customary closing conditions, and French regulatory authorization.

        In order to facilitate the sale of its business, RoweCom filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Massachusetts, Eastern Division (the "Bankruptcy Court"). Until the conclusion of the pending sale, RoweCom will remain in possession of its assets and properties, and management will continue to operate its business as a "debtor-in-possession" under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

        A copy of the press release announcing the sale of RoweCom's business and bankruptcy filing is filed herewith as Exhibit 99.1 and is incorporated herein by this reference.

Director Resignations

        On January 7, 2003, Robert Gett resigned from divine's board of directors for personal reasons. On January 23, 2003, John Cooper resigned from divine's board of directors for personal reasons. As a result, divine's board has reduced the number of directors to nine. Both Mr. Gett and Mr. Cooper were Class I directors whose terms would have expired in 2003.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 27, 2003
divine, inc.
	By:	/s/ MICHAEL P. CULLINANE Michael P. Cullinane Executive Vice President, Chief Financial Officer, and Treasurer

divine, inc.
Exhibit Index

Exhibit Number	Description of Exhibit
99.1	Press Release of divine, inc. announcing the sale of RoweCom's business and bankruptcy filing, dated January 27, 2003.

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  Item 5. Other Events.
SIGNATURE
Exhibit Index